Exhibit 99.2

Adeona Appoints David A. Newsome, M.D., President of HealthMine Subsidiary

Ann Arbor, Michigan, April 15, 2009 -- Adeona Pharmaceuticals, Inc. (AMEX: AEN), a specialty pharmaceutical company dedicated to the awareness, prevention and treatment of subclinical zinc deficiency and chronic copper toxicity in the mature population, today announced that it has appointed David A. Newsome, M.D., President of Adeona’s subsidiary, HealthMine, Inc. (”HealthMine”).

While serving as the Section Chief of Retina and Ocular Connective Tissue Diseases at the National Eye Institute (NEI), Dr. Newsome discovered the link between subclinical zinc deficiency and Dry Age-Related Macular Degeneration (Dry AMD).  Dry AMD is a chronic degenerative disease that affects approximately 17 million mature adults in the U.S. and is the leading cause of blindness in mature adults.

Dr. Newsome conducted and published the first clinical trial to test the potential utility of oral high dose zinc supplementation for Dry AMD, which proved to be highly successful and made oral high dose zinc the current standard of care for Dry AMD.  Dr. Newsome’s results were later reproduced in the NEI’s landmark 6,000 patient Age Related Eye Disease Study (AREDS), finding both reduced vision loss and reduced mortality among dry-AMD patients treated with oral high dose zinc.

Dr. Newsome is also the inventor of Adeona’s exclusively licensed zinc-monocysteine complex, a patented complex of zinc and the amino acid cysteine, which Dr. Newsome and Adeona believe may have improved properties compared to forms of zinc currently used.  In a six month, randomized, double-masked, placebo controlled trial of zinc-monocysteine in 80 mature adults with Dry AMD, zinc-monocysteine demonstrated highly statistically significant improvements in global parameters of central retinal function, including visual acuity, contrast sensitivity and photorecovery times, the results of which were published in the peer-reviewed journal, Current Eye Research, in July 2008.

Dr. Newsome has lectured extensively to raise awareness and educate physicians on the subject of subclinical zinc deficiency in the mature population, particularly Dry AMD, and was a driving force behind making oral high dose zinc supplementation the standard of care for Dry AMD.  Oral high dose zinc supplements utilized for the dietary management of Dry AMD currently sell approximately $300 million annually and include twice-daily brands, such as PreserVision and Ocuvite, marketed by Bausch & Lomb, as well as iCaps, marketed by Alcon.

In his new capacity as President of HealthMine, Dr. Newsome will oversee all aspects of HealthMine’s health education communication and information resources dedicated to raising awareness of subclinical zinc deficiency and the risks of chronic copper toxicity in the mature population.  This will include the management and growth of HealthMine’s future media and communication plans, including the growth of its initial websites, www.healthmine.com and the recently launched www.copperproof.com.

Dr. David Newsome commented, "Having reviewed the results of Adeona’s recently completed clinical study, I find evidence of subclinical zinc deficiency in Alzheimer’s disease to be highly reminiscent of my early findings of subclinical zinc deficiency in Dry AMD.  Given the 20 years of proven clinical benefit of oral high dose zinc for Dry AMD, which is now the standard of care for Dry AMD and used by millions of Americans every day, I look forward to sharing my experience and raising awareness of subclinical zinc deficiency and the risks of chronic copper toxicity with physicians responsible for the care of the 20 million Americans with Alzheimer’s disease and mild cognitive impairment (MCI).”

Dr. Newsome served as Chief Scientific Officer of Adeona during 2007 and 2008 and has remained a consultant to Adeona.  Prior to joining Adeona in October 2007, Dr. Newsome practiced as a Retina Specialist and Retino-vitreal Surgeon in the Tampa Bay area, after serving 14 years as President of the Retinal Institute of Louisiana, as well as serving as Clinical Professor of Ophthalmology at the Tulane University School of Medicine, and Professor of Ophthalmology at the Louisiana State University Medical Center.  In addition to active clinical practice, Dr. Newsome continued to pursue laboratory and clinical research. He also held positions as Associate Professor of Ophthalmology at Johns Hopkins University.  From the late '70s to early '80s he was the Section Chief of Retina and Ocular Connective Tissue Diseases at the National Eye Institute (NEI).  Dr. Newsome has authored over 150 peer-reviewed scientific publications, lectured extensively and has contributed greatly to the increased awareness and treatment of subclinical zinc deficiency among mature persons having Dry AMD.

Dr. Newsome earned a B.A. from Duke University and an M.D. from Columbia University.

About HealthMine

HealthMine, Inc., a subsidiary of Adeona Pharmaceuticals Inc., is a health education communication and information resource company dedicated to raising awareness of subclinical zinc deficiency and the risks of chronic copper toxicity in the mature population.  HeathMine currently hosts two Web 2.0 websites, www.healthmine.com and the recently launched www.copperproof.com, a new informational website dedicated to increasing awareness of the potential health effects of chronic copper toxicity, especially in the mature population. By visiting www.copperproof.com, users can view a brief informational video, review relevant literature, obtain a sensitive test card to test their tap water for copper and, should they wish to participate in HealthMine’s CopperProof National Tap Water Survey, share their levels of copper in tap water and geographically compare such levels to those of others.  Since 2003, an increasing body of research continues to implicate chronic copper exposure as a potential factor that may contribute to the progression of diseases of the mature population, especially Alzheimer’s disease.

During 2007 and 2008, Adeona sponsored and conducted an IRB-approved, prospective, observational, blinded clinical trial enrolling 90 subjects, 30 with Alzheimer’s disease (AD), 30 with Parkinson’s disease (PD) and 30 age-matched normal subjects (Normals).  The purpose of the study was to evaluate serum markers of copper status and compare these results across the three groups of patients. The results of our study indicate highly statistically significant differences in serum markers of copper status between AD and normal subjects.  We believe that the differences observed suggest that Alzheimer’s patients have impaired protection from chronic copper toxicity, which may contribute to the progression of their disease.  The results from this study also appear to indicate a subclinical zinc deficiency in AD subjects.  Adeona and HeathMine intend to publish these results in the future.

About Adeona Pharmaceuticals, Inc.

Adeona Pharmaceuticals, Inc. (AMEX: AEN) is a specialty pharmaceutical company dedicated to the awareness, prevention and treatment of subclinical zinc deficiency and chronic copper toxicity in the mature population. Adeona believes that such conditions may contribute to the progression of debilitating degenerative diseases, including, Dry Age-Related Macular Degeneration (Dry AMD), Alzheimer’s disease (AD) and mild cognitive impairment (MCI) in susceptible persons.  Adeona is also developing a number of late-stage clinical drug candidates for the treatment of rheumatoid arthritis and multiple sclerosis.  For further information, please visit, www.adeonapharma.com.

This release includes forward-looking statements on Adeona's current expectations and projections about future events.  In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding designing additional clinical trials for oral dnaJP1, Zinthionein, flupirtine, or Trimesta. Adeona is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, a failure of Adeona's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, regulatory limitations relating to the company’s ability to promote or commercialize its products for awareness, prevention, diagnosis or treatment of subclinical zinc deficiency and chronic copper toxicity, a lack of acceptance of Adeona's product candidates in the marketplace, a failure of the company to become or remain profitable, that we will continue to meet the continued listing requirements of the American Stock Exchange (which unlike other exchanges does not require us to maintain any minimum bid price with respect our stock but does require us to maintain a minimum of $4 million in stockholders’ equity during the current year, for example), our inability to obtain the capital necessary to fund the company's research and development activities, a loss of any of the company's key scientists or management personnel, and other factors described in Adeona’s report on Form 10-K for the year ended December 31, 2008 and any other filings with the SEC.  No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.  PreserVision and Ocuvite are registered trademarks of Bausch & Lomb and iCaps is a registered trademark of Alcon, Inc.

For Further Information Contact:

Steve H. Kanzer, CPA, JD
Chairman and CEO
Adeona Pharmaceuticals, Inc.
(734) 332-7800 x39

David A. Newsome, M.D.
President
HealthMine, Inc.
(734) 332-7800 x10